SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                    FILED PURSUANT TO RULES 13d-1(b)(c), AND
                        (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                                (Amendment No. )*


                                  VIATEL, INC.
                   ------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
                   ------------------------------------------
                         (Title of Class of Securities)


                                    925529208
                         ------------------------------
                                 (CUSIP Number)


                                December 31, 1999
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

(x) Rule 13d-1(b)
( ) Rule 13d-(c)
( ) Rule 13d-1(d)

----------------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                               Page 1 of 14 Pages

CUSIP No. 925529208               13G                        Page 2 of 14 Pages


1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         College Retirement Equities Fund

         I.R.S. #13-6022-042


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) ( )
                                                                   (b) (X)
         See Exhibit A Attached

3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER              2,524,701

         6.       SHARED VOTING POWER            None

         7.       SOLE DISPOSITIVE POWER         None

         8.       SHARED DISPOSITIVE POWER       2,524,701 (shared with its
         investment adviser, TIAA-CREF Investment Management, LLC)


9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     2,524,701

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*
                                     (  )


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     5.304%

12.      TYPE OF REPORTING PERSON*

                                     IV

                      * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 925529208               13G                        Page 3 of 14 Pages


1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         TIAA Separate Account VA-1
         I.R.S. #13-1624203


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) ( )
                                                                   (b) (X)
         See Exhibit A Attached

3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER              900

         6.       SHARED VOTING POWER            None

         7.       SOLE DISPOSITIVE POWER         None

         8.       SHARED DISPOSITIVE POWER       900
         (shared with its investment adviser, Teachers Advisors, Inc.)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     900

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*
                                    (  )


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                    0.002%

12.      TYPE OF REPORTING PERSON*

                                    IV

                      * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 925529208               13G                         Page 4 of 14 Pages


1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         TIAA-CREF Mutual Funds
         I.R.S. #13-3930560 (Growth Equity Fund)
                    #13-3930561 (Growth & Income Fund)


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) ( )
                                                                   (b) (X)
         See Exhibit A Attached

3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER              90,655

         6.       SHARED VOTING POWER            None

         7.       SOLE DISPOSITIVE POWER         None

         8.       SHARED DISPOSITIVE POWER       90,655
         (shared with its investment adviser, Teachers Advisors, Inc.)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     90,655

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*
                                     (  )


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     0.190%

12.      TYPE OF REPORTING PERSON*

                                     IV

                      * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 925529208               13G                         Page 5 of 14 Pages


1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         TIAA-CREF Institutional Mutual Funds
         I.R.S. #13-4055168 (Institutional Growth Equity Fund)
         I.R.S. #13-4055169 (Institutional Growth & Income Fund)

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) ( )
                                                                   (b) (X)
         See Exhibit A Attached

3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER              6,479

         6.       SHARED VOTING POWER            None

         7.       SOLE DISPOSITIVE POWER         None

         8.       SHARED DISPOSITIVE POWER       6,479
         (shared with its investment adviser, Teachers Advisors, Inc.)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     6,479

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*
                                     (  )


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     0.014%

12.      TYPE OF REPORTING PERSON*

                                     IV

                      * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 925529208               13G                        Page 6 of 14  Pages


1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         TIAA-CREF Life Funds

         I.R.S. #13-4025227

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) ( )
                                                                   (b) (X)
         See Exhibit A Attached

3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER              100

         6.       SHARED VOTING POWER            None

         7.       SOLE DISPOSITIVE POWER         None

         8.       SHARED DISPOSITIVE POWER       100
         (shared with its investment adviser, Teachers Advisors, Inc.)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     100

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*
                                     (  )


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     0.000%

12.      TYPE OF REPORTING PERSON*

                                     IV

                      * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 925529208               13G                        Page 7 of 14 Pages


1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         NYS College Choice Tuition LLC ("NYS Tuition LLC")
         I.R.S. #13-4024889


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) ( )
                                                                   (b) (X)
         See Exhibit A Attached

3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER              None

         6.       SHARED VOTING POWER            7,344
                                                 (Shared with Teachers
                                                 Insurance and Annuity
                                                 Association ("TIAA"),
                                                 Teachers Advisors, Inc.
                                                 and the Comptroller of
                                                 the State of New York)

         7.       SOLE DISPOSITIVE POWER         None

         8.       SHARED DISPOSITIVE POWER       7,344
         (shared with TIAA and Teachers Advisors, Inc., its investment adviser)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     7,344

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*
                                     (  )


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     0.015%

12.      TYPE OF REPORTING PERSON*

                                     OO

                      * SEE INSTRUCTION BEFORE FILLING OUT!

                                                              Page 8 of 14 Pages

Item 1(a).        NAME OF ISSUER:

                  Viatel, Inc.

Item 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  685 Third Avenue
                  New York, New York 10017

Item 2(a).        NAME OF PERSON FILING:
                  (1)  College Retirement Equities Fund ("CREF")
                  (2)  TIAA Separate Account VA-1 ("VA-1")
                  (3)  TIAA-CREF Mutual Funds ("Mutual Funds")
                  (4)  TIAA-CREF Institutional Mutual Funds
                       ("Institutional")
                  (5)  TIAA-CREF Life Funds ("Life Funds")
                  (6)  NYS College Choice Tuition LLC
                       ("NYS Tuition LLC")

Item 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                  (1)  CREF -          730 Third Avenue
                                       New York, N.Y.  10017
                  (2)  VA-1 -          730 Third Avenue
                                       New York, N.Y.  10017
                  (3)  Mutual          730 Third Avenue
                               Funds - New York, N.Y. 10017
                  (4)  Institutional - 730 Third Avenue
                                       New York, N.Y. 10017
                  (5)  Life            730 Third Avenue
                       Funds -         New York, N.Y. 10017
                  (6)  NYS
                       Tuition         730 Third Avenue
                       LLC -           New York, N.Y. 10017

Item 2(c).        CITIZENSHIP:
                  (1) CREF - Incorporated in New York
                  (2) VA-1 - Established in New York
                  (3) Mutual Funds - Incorporated in Delaware
                  (4) Institutional - Incorporated in Delaware
                  (5) Life Funds - Incorporated in Delaware
                  (6) NYS Tuition LLC - Organized in New York

Item 2(d).        TITLE OF CLASS OF SECURITIES:
                  Common Stock

Item 2(e).        CUSIP NUMBER:  925529208

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

(a)      ( )      Broker or dealer  registered  under Section 15 of the Exchange
                  Act.
(b)      ( )      Bank as defined in Section 3(a)(6) of the Exchange Act.
(c)      ( )      Insurance  company  as  defined  in  Section  3(a)(19)  of the
                  Exchange Act.
(d)      (x)      Investment   Company   registered   under  Section  8  of  the
                  Investment Company Act.
(e)      ( )      An   investment   adviser   in   accordance   with  Rule  13d-
                  1(b)(1)(ii)(E);

                                                              Page 9 of 14 Pages

(f)      ( )      An employee  benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F);
(g)      ( )      A parent holding  company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G);
(h)      ( )      A  savings  association  as  defined  in  Section  3(b) of the
                  Federal Deposit Insurance Act;
(i)      ( )      A church  plan  that is  excluded  from the  definition  of an investment  company under Section  3(c)(14) of the  Investment
                  Company Act;
(j)      (x)      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. ( )

                                                             Page 10 of 14 Pages

Item 4.  OWNERSHIP.

(1)      COLLEGE RETIREMENT EQUITIES FUND
         (a) Amount Beneficially Owned: 2,524,701
         (b) Percent of Class: 5.304%
         (c) The Board of Trustees of CREF, an investment company, has sole power to vote 2,524,701 shares of common stock and authority to direct the disposition of the 2,524,701 shares of common stock. TIAA-CREF Investment Management, LLC, CREF's investment adviser, is authorized to sell the 2,524,701 shares on behalf of CREF in its discretion, subject to the ultimate authority of the CREF Board of Trustees.

(2)      TIAA SEPARATE ACCOUNT VA-1
         (a) Amount Beneficially Owned: 900
         (b) Percent of Class: 0.002%
         (c) The management committee of VA-1, an investment company, has sole power to vote 900 shares of common stock, and authority to direct the disposition of the 900 shares of common stock. Teachers Advisors, Inc., VA-1's investment adviser, is authorized to sell the 900 shares on behalf of VA- 1 in its discretion, subject to the ultimate authority of the VA-1 Management Committee.

(3)      TIAA-CREF MUTUAL FUNDS
         (a) Amount Beneficially Owned: 90,655
         (b) Percent of Class: 0.190%
         (c) The Board of Trustees of the Mutual Funds, an investment company, has sole power to vote 90,655 shares of common stock, and authority to direct the disposition of the 90,655 shares of common stock. Teachers Advisors, Inc., the Mutual Fund's investment adviser, is authorized to sell the 90,655 shares on behalf of the Mutual Funds in its discretion, subject to the ultimate authority of the Mutual Funds Board of Trustees.

(4)      TIAA-CREF INSTITUTIONAL MUTUAL FUNDS
         (a) Amount Beneficially Owned: 6,479
         (b) Percent of Class: 0.014%
         (c) The Board of Trustees of the Institutional, an investment company, has sole power to vote 6,479 shares of common stock, and authority to direct the disposition of the 6,479 shares of common stock. Teachers Advisors, Inc., the Institutional's investment adviser, is authorized to sell the 6,479 shares on behalf of the Institutional in its discretion, subject to the ultimate authority of the Institutional Board of Trustees.

(5)      TIAA-CREF LIFE FUNDS
         (a) Amount Beneficially Owned:  100
         (b) Percent of Class: 0.000%
         (c) The Board of Trustees of the 100, an investment company, has sole power to vote 100 shares of common stock, and authority to direct the disposition of the 100 shares of common stock. Teachers Advisors, Inc., the Life Funds' investment adviser, is authorized to sell the shares on behalf of the Mutual Funds in its discretion, subject to the ultimate authority of the Mutual Funds Board of Trustees.

                                                            Page 11 of 14 Pages

(6)      NYS College Choice Tuition LLC
         (a) Amount Beneficially Owned:                          7,344
         (b) Percent of Class: 0.015%
         (c) TIAA, as manager of the NYS Tuition LLC, has the power to vote the 7,344 shares of common stock, although The Comptroller of the State of New York may, at its discretion, notify TIAA that it intends to make voting decisions with respect to the shares. TIAA also has the authority, as manager of the NYS Tuition LLC, to direct the disposition of the 7,344 shares of common stock on behalf of the NYS Tuition LLC, in its discretion. TIAA has delegated its voting and investment management authority to Teachers Advisors, Inc., a registered investment adviser.

Item 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).

Item 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON.

                                   Not Applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                                   Not Applicable

Item 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  See attached Exhibit A.

Item 9.           NOTICE OF DISSOLUTION OF GROUP:      Not Applicable

Item 10.          CERTIFICATION.
                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                            Page 12 of 14 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 11, 2000

                                       COLLEGE RETIREMENT EQUITIES FUND

                                       By: /S/ PETER C. CLAPMAN

                                           Peter C. Clapman
                                           Senior Vice President and Chief
                                           Counsel, Investments


                                       TIAA SEPARATE ACCOUNT VA-1

                                       By: /s/ PETER C. CLAPMAN
                                           ------------------------------------
                                           Peter C. Clapman
                                           Senior Vice President and Chief
                                           Counsel, Investments


                                       TIAA-CREF MUTUAL FUNDS

                                       By: /s/ PETER C. CLAPMAN
                                           ------------------------------------
                                           Peter C. Clapman
                                           Senior Vice President and Chief
                                           Counsel, Investments


                                       TIAA-CREF INSTITUTIONAL MUTUAL FUNDS

                                       By: /s/ PETER C. CLAPMAN
                                           ------------------------------------
                                           Peter C. Clapman
                                           Senior Vice President and Chief
                                           Counsel, Investments


                                       TIAA-CREF LIFE FUNDS

                                       By: /s/ PETER C. CLAPMAN
                                           ------------------------------------
                                           Peter C. Clapman
                                           Senior Vice President and Chief
                                           Counsel, Investments

                                                            Page 13 of 14 Pages


                                       NYS COLLEGE CHOICE TUITION LLC

                                       By:  Teachers Insurance and Annuity
                                            Association of America,
                                            as manager


                                       By:  /s/ PETER C. CLAPMAN
                                            -----------------------------------
                                            Peter C. Clapman
                                            Senior Vice President and Chief
                                            Counsel, Investments

                                                             Page 14 of 14 Pages

                                    EXHIBIT A

            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
            ---------------------------------------------------------


College Retirement Equities Fund - IV
TIAA Separate Account VA-1 - IV
TIAA-CREF Mutual Funds - IV
TIAA-CREF Institutional Mutual Funds - IV
TIAA-CREF Life Funds - IV
NYS College Choice Tuition LLC - OO

The College Retirement Equities Fund, TIAA Separate Account VA-1, TIAA-CREF Mutual Funds, TIAA-CREF Institutional Mutual Funds, TIAA- CREF Life Funds and NYS College Choice Tuition LLC (the "Reporting Persons") are filing as a group because CREF's investment adviser, TIAA-CREF Investment Management, LLC, is affiliated and employs some of the same investment personnel as Teachers Advisors, Inc., the investment adviser for TIAA Separate Account VA-1,TIAA-CREF Mutual Funds, TIAA-CREF Institutional Mutual Funds, TIAA-CREF Life Funds and NYS College Choice Tuition LLC. However, because separate investment decisions are made with respect to the respective portfolio holdings of each of the Reporting Persons and there is no oral or written agreement or arrangement among the Reporting Persons with respect to acquisition, voting, disposition or otherwise of their securities, each Reporting Person disclaims beneficial ownership of the others' securities holdings and disclaims its membership in a group with the other Reporting Person, where the purpose of the group is to acquire control of or influence management of the issuer.